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                                                                                        Exhibit (11)



NBD Bancorp, Inc. Consolidated Earnings Per Share Computation
(in thousands except per share data)

                                                        Quarter Ended             Nine Months Ended
                                                        September 30                September 30
                                                   -----------------------     -----------------------
                                                      1995         1994           1995         1994
                                                   ----------   ----------     ----------   ----------
Primary:
----------
  Net Income.....................................  $ 149,550    $ 147,654      $ 433,883    $ 390,139
                                                   ==========   ==========     ==========   ==========

  Average Shares Outstanding.....................    159,973      157,230        158,819      159,315
  Adjustment:
    Shares Applicable to Common Stock Options....        537          437            398          369
                                                   ----------   ----------     ----------   ----------
  Shares Applicable to Primary Earnings..........    160,510      157,667        159,217      159,684
                                                   ==========   ==========     ==========   ==========

Fully Diluted:
-------------
  Net Income.....................................  $ 149,550    $ 147,654      $ 433,883    $ 390,139
  Adjustment:
    Interest on 7.25% Convertible Debentures.....          -            -              -        3,052
    Tax Effect on Above..........................          -            -              -       (1,068)
                                                   ----------   ----------     ----------   ----------
    Net Adjustment...............................          -            -              -        1,984
                                                   ----------   ----------     ----------   ----------
  Adjusted Net Income Applicable
    to Common Stock..............................  $ 149,550    $ 147,654      $ 433,883    $ 392,123
                                                   ==========   ==========     ==========   ==========

  Average Shares Outstanding.....................    159,973      157,230        158,819      159,315
  Adjustment:
    Shares Applicable to Convertible Debentures..          -            -              -        1,759
    Shares Applicable to Common Stock Options....        692          437            712          397
                                                   ----------   ----------     ----------   ----------
  Shares Applicable to Fully Diluted Earnings....    160,665      157,667        159,531      161,471
                                                   ==========   ==========     ==========   ==========


Per Share Data:
---------------
Primary-Net Income per Share of Common Stock.....  $    0.94    $    0.93      $    2.73    $    2.44
                                                   ==========   ==========     ==========   ==========

Fully Diluted - Net Income per Share of
   Common Stock..................................  $    0.93    $    0.93      $    2.72    $    2.43
                                                   ==========   ==========     ==========   ==========

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